Exhibit 99.1

IDEXX Laboratories Announces Third Quarter Results

-- Achieves 12% normalized organic revenue growth and Adjusted EPS of $0.54, reflecting continued strong gains in instrument consumable and reference lab sales, and improved growth in rapid assay revenues

-- Delivers 54% increase in premium instrument placements driven by record 1,325 Catalyst® and 865 premium hematology instrument placements

-- Refines 2015 outlook and provides preliminary financial guidance for 2016 for 8%-9% organic revenue growth and 13%-16% constant currency Adjusted EPS growth

WESTBROOK, Maine, Oct. 28, 2015 /PRNewswire/ -- IDEXX Laboratories, Inc. (NASDAQ: IDXX) today reported revenues for the third quarter of 2015 of $406 million, an increase of 6% compared to the prior year period. Impacts from the strengthening of the US dollar reduced reported revenue growth by 6%. Normalized organic revenue growth1,2 for the quarter was 12%, supported by strong growth in the Companion Animal Group ("CAG") segment, including over 11% normalized organic growth in CAG Diagnostics recurring revenues. Earnings per diluted share ("EPS") for the quarter was $0.48. During the third quarter we recognized an $8 million non-cash impairment charge for capitalized software associated with changes in our customer information management business strategy which had a $0.06 negative impact on EPS and has been excluded from Adjusted EPS3. Adjusted EPS was $0.54 for the quarter, an increase of 2% compared to the prior year period while absorbing a negative $0.04 per share impact related to net changes in foreign exchange.

"The Company's strong growth momentum continued, supported by exceptionally strong instrument placements in both North American and international markets. Total premium instrument placements were up 54%, with Catalyst placements up almost 100%, compared to last year. We achieved 569 Catalyst placements in North America and 756 in international markets, benefiting from our expanded global launch of Catalyst One® in Asia and Brazil. Growth in instrument placements is fundamental to our strategy of driving high margin CAG Diagnostics recurring revenue, and we are well positioned to achieve well over 9,000 chemistry and hematology instrument placements for the full year 2015," said Jonathan Ayers, the Company's Chairman and Chief Executive Officer.

"We also continue to see very strong growth in reference laboratory diagnostic and consulting services. SDMA, our unique kidney function test which is now included in all IDEXX reference lab chemistry panels in both the US and Canada, continues to gain traction. We have seen a substantive increase in the number of customers that use a competitive lab requesting SDMA panels, an indicator of overall market recognition of the importance of having an SDMA result.

"Normalized organic revenue growth for our rapid assay products improved to 7%, supported by growth in SNAP® 4Dx® Plus in-clinic volume and stabilized trends in first generation products. These results are a testament to our superior test accuracy, as demonstrated by published head-to-head comparison studies. The expanded reach of our fully direct US sales organization allows us to effectively detail these accuracy differences to our customers.

"As we look forward, we are refining our 2015 revenue outlook to reflect expectations at the lower end of our earlier guidance range. This outlook reflects moderated market growth trends in Europe and recent macroeconomic impacts, including effects from foreign currency erosion, limiting emerging market gains. We are also refining our 2015 Adjusted EPS outlook to reflect additional headwinds from recent foreign currency changes in emerging markets and a higher effective tax rate, impacted by updated estimates for regional profit mix including foreign currency impacts. Our revised outlook is for 2015 Adjusted EPS performance of $2.04-$2.07 per share, an increase of 11% to 12% on a constant currency4 basis.

"For 2016, we are providing preliminary financial guidance today for 8% to 9% normalized organic growth and EPS of $2.09-$2.16 per share, supported by a targeted 50 basis point improvement in constant currency operating margins, adjusted to exclude the third quarter 2015 software impairment charge. Excluding foreign currency impacts, our outlook equates to 13% to 16% Adjusted EPS growth. Foreign exchange impacts will create year-over-year EPS headwinds of ~ $0.21 per share in 2016, reflecting the lapping of 2015 hedge gains, year-on-year foreign exchange impacts and impacts on our effective tax rate from changes in our regional profit mix related to the strengthening dollar."

Third Quarter Financial Performance Highlights

Third quarter revenue increased 6% to $406 million. Normalized organic revenue growth was 12% and benefited in part from incremental margin capture associated with the move to an all-direct sales model for US CAG Diagnostics.

  Companion Animal Group normalized organic revenue growth was 14% for the third quarter, supported by a 54% increase in organic revenue growth2 in diagnostic instruments, including a 17% growth benefit from recognition of deferred revenue associated with the Catalyst One introductory offer. Strong gains were also driven by 16% normalized organic growth in IDEXX VetLab® consumable revenues, reflecting both volume increases and benefits from margin capture, and 10% organic growth in reference laboratory diagnostic and consulting services revenues, supported by continued strong double-digit reference lab revenue gains in the US.
  Livestock, Poultry and Dairy ("LPD") organic revenue increased 6% for the third quarter reflecting growth in new products worldwide, strong poultry sales in emerging markets, and growth in Europe bovine revenue.
  Water's organic revenue growth was 7% in the third quarter, supported by the launch of our new Quanti-Tray® Sealer PLUS product and worldwide increases in core coliform and E.coli products.

Gross profits increased 5%, and gross margins decreased slightly to 55.2% from 55.6% in the prior year period. The decrease in gross margins was primarily due to mix impacts from higher instrument revenue.

The following table presents adjusted operating profit, operating margin, EPS, and EPS growth, which are non-GAAP financial measures that have been adjusted for the following items in the current and prior year periods:

Amounts in millions except per share data and percentages

	Revenue	Operating Profit	Operating Margin	EPS	EPS Growth
Third Quarter 2015 Reported	$406.4	$71.9	17.7%	$0.48	(7.7%)

Software impairment charge		8.2		0.06

Third Quarter 2015 Adjusted	$406.4	$80.1	19.7%	$0.54[3]	1.9%[3]

Third Quarter 2014 Reported	$383.5	$72.2	18.8%	$0.52

Non-recurring expenses associated with transition to all-direct sales strategy		4.8		0.03
Non-recurring income tax benefit related to deferral of intercompany profits				(0.02)

Third Quarter 2014 Adjusted	$383.5	$76.9	20.1%	$0.53[3]

Adjusting for items included in the table above, operating margins were 19.7% in the third quarter, down slightly from prior year period adjusted operating margins of 20.1%, including operating expenses that increased 6% primarily due to recurring costs associated with the all-direct US CAG Diagnostics sales strategy and other increases in global commercial resources, partly offset by the favorable impact of foreign exchange.

Financial Outlook

The following guidance for 2015 and 2016 reflects the assumptions that the value of the US dollar relative to other currencies will remain at our current assumptions of the euro at $1.11, the British pound at $1.52, the Canadian dollar at $0.75, the Australian dollar at $0.70 and the Japanese yen at ¥120 to the US dollar for the balance of 2015 and the full year of 2016, and that the Federal R&D tax credit is not renewed for 2015 or 2016.

Outlook for 2015

The Company is adjusting its previous 2015 financial guidance as summarized below:

Amounts in millions except per share data and percentages

	Guidance Range	Growth Definition	Year-over-Year Growth
Revenue	$1,595 - $1,605	Normalized Organic[2] Reported	~11% 7% to 8%
Adjusted EPS[3]	$2.04 - $2.07	Adjusted[3]	2% to 4%
EPS	$1.98 - $2.01	Reported	11% to 12%
Free Cash Flow[5]	80% - 90% of net income
Capital Expenditures	~$100

As noted, we have adjusted our revenue range to the lower end of our prior guidance. This outlook reflects moderated market growth trends in Europe and recent macroeconomic impacts, including effects from foreign currency erosion, constraining targeted emerging market gains. Our Adjusted EPS outlook also incorporates an approximate $0.03 combined negative impact from updated foreign exchange rate projections and a higher effective tax rate.

At current foreign exchange rates, we estimate that the effect of the stronger US dollar will adversely impact 2015 revenue and Adjusted EPS growth by 6% and 9%, respectively. Our full year financial outlook includes the benefit of hedge contracts which we expect will favorably impact EPS by approximately $0.15 per share.

The favorable deferred revenue impact of our Catalyst One introductory offer is expected to increase revenue growth for the full year 2015 by approximately 0.5%.

We expect an effective tax rate of 30.5%, an increase of approximately 50 basis points over our previous guidance due to updated estimates of regional profit mix. This outlook has not assumed that the Federal R&D tax credit, which benefited EPS by $0.03 per share in 2014, will be renewed in 2015.

We are projecting a reduction in weighted average shares outstanding of approximately 7.5%, and interest expense, net of interest income, of approximately $27 million reflecting current and projected borrowings.

Adjustments to 2015 used for calculating Adjusted EPS and Adjusted EPS growth are summarized below:

	EPS Range
	Low	High
EPS	$1.98	$2.01

Software impairment charge	0.06	0.06

Adjusted EPS[3]	$2.04	$2.07

Adjustments to EPS for 2014 used for calculating Adjusted EPS growth are summarized below:

EPS	$1.79

Incremental expenses associated with transition to an all-direct sales strategy
- Non-recurring transition costs	0.06
- Expense ramp-up in advance of transition to new sales strategy	0.03
Impact of distributor inventory drawdown	0.14
Non-recurring income tax benefit related to the deferral of intercompany profits	(0.02)

Adjusted EPS[3]	$2.00

Outlook for 2016

The Company provides the following guidance for 2016:

Amounts in millions except per share data and percentages

	Guidance Range	Growth Definition	Year-over-Year Growth
Revenue	$1,715 - $1,735	Normalized Organic[2] Reported	8% to 9% 7% to 8%
EPS	$2.09 - $2.16	Adjusted[3] Reported	1% to 5% 5% to 8%

Our 2016 profit outlook reflects expectations for a 50 basis point increase in operating margins compared to 2015, excluding exchange impacts and the 2015 software impairment charge.

Excluding foreign currency change impacts, our guidance aligns with constant currency Adjusted EPS growth of 13% to 16%. In 2016, impacts of prior changes in foreign exchange rates will have a significant impact on our reported results. At foreign exchange rates outlined in this press release, we expect foreign exchange will reduce 2016 revenue growth by ~1%, 2016 operating margins by ~150 basis points and negatively impact EPS by ~$0.21 per share. The operating profit impacts reflect the expiration of hedging contracts that provided ~$20 million ($0.15 per share) of benefit in 2015. We also expect that year-over-year changes in foreign exchange rates, including recent erosion in emerging market currencies, will reduce operating profits by ~$6 million ($0.04 per share). In addition, given negative impacts of these changes on our regional profit mix, we estimate that our effective tax rate will be 31% impacted by ~50 basis points negatively ($0.02 per share) related to foreign exchange movements, net of benefits from tax planning initiatives.

We are projecting a reduction in weighted average shares outstanding of approximately 3.5% and interest expense, net of interest income, of $31.5 million to $32.5 million reflecting current and projected borrowings.

Statement Regarding Non-GAAP Financial Measures

The following provides information regarding certain measures used in this earnings release that are not required by, or presented in accordance with, generally accepted accounting principles in the United States of America ("GAAP"), otherwise referred to herein as non-GAAP financial measures. To supplement the Company's consolidated results presented in accordance with GAAP, the Company has disclosed non-GAAP financial measures that exclude or adjust certain items. Management believes these non-GAAP financial measures provide useful supplemental information for its and investors' evaluation of the Company's business performance and are useful for period-over-period comparisons of the performance of the Company's business. While management believes that these non-GAAP financial measures are useful in evaluating the Company's business, this information should be considered as supplemental in nature and should not be considered in isolation or as a substitute for the related financial information prepared in accordance with GAAP. In addition, these non-GAAP financial measures may not be the same as similarly titled measures reported by other companies. See the notes to this earnings release for information regarding these non-GAAP financial measures and the reconciliations included in the notes and elsewhere in this earnings release for a reconciliation of the non-GAAP financial measures to the most directly comparable GAAP financial measures.

Conference Call and Webcast Information

IDEXX Laboratories, Inc. will be hosting a conference call today at 8:00 a.m. (Eastern) to discuss its third quarter results and management's outlook. To participate in the conference call, dial 1-800-230-1085 or 1-612-288-0329 and reference confirmation code 369419. An audio replay will be available through Wednesday, November 4, 2015 by dialing 1-320-365-3844 and referencing replay code 369419.

The call will also be available via live or archived webcast on the IDEXX Laboratories' website at www.idexx.com and will be available for one year.

About IDEXX Laboratories, Inc.

IDEXX Laboratories, Inc. is a leader in pet healthcare innovation, serving practicing veterinarians around the world with a broad range of diagnostic and information technology-based products and services. IDEXX products enhance the ability of veterinarians to provide advanced medical care, improve staff efficiency and build more economically successful practices. IDEXX is also a worldwide leader in providing diagnostic tests and information for livestock and poultry and tests for the quality and safety of water and milk. Headquartered in Maine, IDEXX Laboratories employs more than 6,000 people and offers products to customers in over 175 countries.

1All references to growth and organic growth refer to growth compared to the equivalent prior year period.

2Normalized organic revenue growth and organic revenue growth are non-GAAP financial measures. Management believes that reporting organic revenue growth provides useful information to investors by facilitating easier comparisons of our revenue performance with prior and future periods and to the performance of our peers. Organic revenue growth for the third quarter of 2015 excludes the impact of changes in foreign currency exchange rates, which had a 6.2% unfavorable impact on revenue growth, and revenue from business acquisitions, which contributed 0.7% to revenue growth. See the supplementary analysis of results below for a reconciliation of reported revenue growth to organic revenue growth for the three months ended September 30, 2015. Management also believes that reporting normalized organic revenue growth provides useful information to investors by facilitating easier comparisons of our revenue growth performance with prior and future periods. Normalized organic revenue growth excludes the impact of changes in our significant distributors' inventory levels on organic revenue growth. When selling our products through distributors, changes in distributors' inventory levels can impact our reported sales, and these changes may be affected by many factors, which may not be directly related to underlying end-user demand for our products. Effective January 1, 2015, we fully transitioned to an all-direct sales strategy in the US, however changes in prior year US distributors' inventory levels can still impact current year reported growth results. In certain countries internationally, we continue to sell our products through third party distributors. Although we are unable to obtain data for sales to end users from certain less significant non-US third party distributors, we do not believe the impact of changes in these distributors' inventories had or would have a material impact on our growth rates in the relevant periods. Reconciliation of organic revenue growth to normalized organic revenue growth for the third quarter of 2015 includes the following positive/(negative) impacts to organic revenue growth from changes in our significant distributors' inventory levels; Total Company (0.4%), US (0.8%), International 0.3%, CAG (0.4%), CAG Diagnostics Recurring (0.5%), VetLab consumables (0.3%), VetLab service and accessories (0.3%), and Rapid Assay (2.6%).

3Adjusted EPS and Adjusted EPS growth are non-GAAP financial measures. Management believes that reporting Adjusted EPS provides useful information to investors by facilitating easier comparisons of our EPS performance with prior and future periods. For total year projected comparisons to prior years, 2015 excludes impacts in the third quarter of 2015 related to the software impairment charge, and 2014 excludes impacts in the second half of 2014 related to the all-direct transition and a non-recurring income tax benefit related to the deferral of intercompany profits recorded in the third quarter of 2014. See table above for a reconciliation of 2014 and 2015 EPS adjustments.

4Constant currency references are non-GAAP financial measures and exclude the impact of changes in foreign currency exchange rates. Management believes that providing constant currency information provides valuable supplemental information regarding our operating margin and EPS performance because it is consistent with how management evaluates our performance and facilitates comparisons with prior and future periods. We estimated the net impacts of currency on our projected operating margin and Adjusted EPS results by restating results to the average exchange rates or exchange rate assumptions for the comparative period, which includes adjusting for the estimated impacts of foreign currency hedging transactions and certain impacts on our effective tax rates. These estimated currency changes reduced projected 2016 operating margin by ~150 basis points, and projected 2015 and 2016 Adjusted EPS growth by 9% and 11%, respectively.

5Free cash flow is a non-GAAP financial measure and means, with respect to a measurement period, the cash generated from operations during that period, excluding tax benefits attributable to share-based compensation arrangements, reduced by the Company's investments in fixed assets. Management believes free cash flow is a useful measure because it indicates the cash the operations of the business are generating after appropriate reinvestment for recurring investments in fixed assets that are required to operate the business. See the supplementary analysis of results below for our calculation of free cash flow for the three months ended September 30, 2015 and 2014. With respect to this particular forward-looking projected non-GAAP financial measure, the Company is unable to provide a quantitative reconciliation as the inputs to the measurement are difficult to predict and estimate and are primarily dependent on future events.

Note Regarding Forward-Looking Statements
This earnings release contains statements about the Company's business prospects and estimates of the Company's financial results for future periods that are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements are included above under "Financial Outlook for 2015" and elsewhere and can be identified by the use of words such as "expects," "may," "anticipates," "intends," "would," "will," "plans," "believes," "estimates," "should," and similar words and expressions. Our forward-looking statements include statements relating to our revenue growth and EPS outlooks; free cash flow forecast; projected impact of foreign currency exchange rates; projected operating margins, capital expenditures, effective tax rate, weighted average shares outstanding and interest expense; and projected instrument placements. These statements are based on management's expectation of future events as of the date of this earnings release, and the Company assumes no obligation to update any forward-looking statements as a result of new information or future events or developments. Actual results could differ materially from management's expectations. Factors that could cause or contribute to such differences include the following: the Company's ability to successfully execute its strategy, including supporting its all-direct sales strategy in the US; the Company's ability to develop, manufacture, introduce and market new products and enhancements to existing products; the Company's ability to achieve cost improvements in its worldwide network of laboratories and in the manufacture and service of in-clinic instruments;the Company's ability to identify acquisition opportunities, complete acquisitions and integrate acquired businesses; disruptions, shortages or pricing changes that affect the Company's purchases of products and materials from third parties, including from sole source suppliers; the effectiveness of the Company's sales and marketing activities; the Company's ability to manufacture complex biologic products; the impact of a change to our relationship with the Company's distributors;the impact of distributor purchasing decisions on sales of the Company's products that are sold through distribution; the Company's ability to manage the risks associated with the use of distributors to sell the Company's products; the impact of increased competition from existing and new technologies and technological advances by our competitors; the promotion and sale of our competitors' products by our former US distribution partners; the effect of government regulation on the Company's business, including government decisions about whether and when to approve the Company's products and decisions regarding labeling, manufacturing and marketing products; the impact of veterinary hospital consolidation, and the prevalence of buying consortiums on the markets for the Company's products; the Company's ability to obtain patent and other intellectual property protection for its products, successfully enforce its intellectual property rights and defend itself against third party claims against the Company; changes in testing patterns or practices in veterinary medicine that affect the rate of use of the Company's products and services by veterinarians; a failure or perceived failure to comply with regulations and our policies regarding the privacy and protection of user data; the effect of any strengthening of the rate of exchange for the US dollar; the effect of any adverse changes in the financial markets on the value of the Company's investment portfolio; the impact of a weak economy on demand for the Company's products and services or increased customer credit risk; the effects of operations outside the US, including from currency fluctuations, different regulatory, political and economic conditions, and different market conditions and local business and cultural factors; the impact of the Company's limited experience and small scale in the human point-of-care market; the effects of interruptions to the Company's operations due to natural or man-made disasters, system failures or disruptions or security breaches; the effect on the Company's stock price if quarterly or annual operating results do not meet expectations of market analysts or investors in future periods; potential exposures related to our worldwide provision for income taxes and the potential loss of tax incentives; and the Company's ability to obtain financing on favorable terms. A further description of these and other factors can be found in the Company's Annual Report on Form 10-K for the year ended December 31, 2014 and the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 2015,in the sections captioned "Risk Factors," as well as the Company's other periodic reports filed or to be filed with the Securities and Exchange Commission.

IDEXX Laboratories, Inc. and Subsidiaries
Consolidated Statement of Operations
Amounts in thousands except per share data (Unaudited)

		Three Months Ended		Nine Months Ended
		September 30 ,	September 30,	September 30,	September 30,
		2015	2014	2015	2014
Revenue:	Revenue	$ 406,387	$ 383,523	$ 1,202,207	$ 1,133,848
Expenses and
Income:	Cost of revenue	182,113	170,187	529,632	499,897
	Gross profit	224,274	213,336	672,575	633,951
	Sales and marketing	73,107	70,602	223,460	206,470
	General and administrative	46,198	45,698	133,717	128,633
	Research and development	24,862	24,847	74,185	73,394
	Impairment charge	8,212	-	8,212	-
	Income from operations	71,895	72,189	233,001	225,454
	Interest expense, net	7,066	3,981	19,645	8,761
	Income before provision for income taxes	64,829	68,208	213,356	216,693
	Provision for income taxes	20,600	16,045	65,611	60,693
Net Income:	Net income	44,229	52,163	147,745	156,000
	Less: Noncontrolling interest in subsidiary's
	earnings	6	21	16	55
	Net income attributable to stockholders	$ 44,223	$ 52,142	$ 147,729	$ 155,945
	Earnings per share: Basic	$ 0.48	$ 0.52	$ 1.59	$ 1.53
	Earnings per share: Diluted	$ 0.48	$ 0.52	$ 1.57	$ 1.51
	Shares outstanding: Basic	91,944	99,489	93,194	101,642
	Shares outstanding: Diluted	92,897	100,800	94,262	103,045

IDEXX Laboratories, Inc. and Subsidiaries
Adjusted Earnings per Share: Diluted(Unaudited)

		Three Months Ended		Nine Months Ended
		September 30,	September 30,	September 30,	September 30,
		2015	2014	2015	2014
Adjusted	Earnings per share: Diluted (as Reported)	$ 0.48	$ 0.52	$ 1.57	$ 1.51
Earnings	Software impairment charge	0.06	-	0.06	-
per Share	Non-recurring transition costs related to all-direct sales strategy	-	0.03	-	0.03
	Non-recurring income tax benefit related to the deferral of intercompany profits	-	(0.02)	-	(0.02)
	Adjusted earnings per share: Diluted[1]	$ 0.54	$ 0.53	$ 1.63	$ 1.52

1Amounts presented may not recalculate due to rounding.

IDEXX Laboratories, Inc. and Subsidiaries
Selected Operating Information(Unaudited)

		Three Months Ended		Nine Months Ended
		September 30,	September 30,	September 30,	September 30,
		2015	2014	2015	2014
Operating	Gross profit	55.2%	55.6%	55.9%	55.9%
Ratios (as a	Sales, marketing, general and
percentage of	administrative expense	31.4%	30.3%	30.4%	29.6%
revenue):	Research and development expense	6.1%	6.5%	6.2%	6.5%
	Income from operations[1]	17.7%	18.8%	19.4%	19.9%

1Amounts presented may not recalculate due to rounding.

IDEXX Laboratories, Inc. and Subsidiaries
Segment Information
Amounts in thousands (Unaudited)

		Three Months Ended		Three Months Ended
		September 30,	Percent of	September 30,	Percent of
		2015	Revenue	2014	Revenue
Revenue:	CAG	$ 344,081		$ 317,309
	Water	25,957		25,747
	LPD	30,448		33,063
	Other	5,901		7,404
	Total	$ 406,387		$ 383,523

Gross Profit:	CAG	$ 183,981	53.5%	$ 173,423	54.7%
	Water	18,266	70.4%	17,341	67.4%
	LPD	18,286	60.1%	20,583	62.3%
	Other	3,229	54.7%	3,986	53.8%
	Unallocated Amounts	512	N/A	(1,997)	N/A
	Total	$ 224,274	55.2%	$ 213,336	55.6%

Income from
Operations:	CAG	$ 61,541	17.9%	$ 60,176	19.0%
	Water	12,408	47.8%	11,367	44.1%
	LPD	5,562	18.3%	6,319	19.1%
	Other	635	10.8%	794	10.7%
	Unallocated Amounts	(8,251)	N/A	(6,467)	N/A
	Total	$ 71,895	17.7%	$ 72,189	18.8%

		Nine Months Ended		Nine Months Ended
		September 30,	Percent of	September 30,	Percent of
		2015	Revenue	2014	Revenue
Revenue:	CAG	$ 1,020,232		$ 938,166
	Water	72,706		71,655
	LPD	93,777		104,581
	Other	15,492		19,446
	Total	$ 1,202,207		$ 1,133,848

Gross Profit:	CAG	$ 552,372	54.1%	$ 514,693	54.9%
	Water	51,528	70.9%	47,379	66.1%
	LPD	56,775	60.5%	66,827	63.9%
	Other	8,191	52.9%	10,130	52.1%
	Unallocated Amounts	3,709	N/A	(5,078)	N/A
	Total	$ 672,575	55.9%	$ 633,951	55.9%

Income from
Operations:	CAG	$ 181,845	17.8%	$ 181,104	19.3%
	Water	33,821	46.5%	29,547	41.2%
	LPD	17,408	18.6%	25,385	24.3%
	Other	204	1.3%	1,134	5.8%
	Unallocated Amounts	(277)	N/A	(11,716)	N/A
	Total	$ 233,001	19.4%	$ 225,454	19.9%

IDEXX Laboratories, Inc. and Subsidiaries
Revenues and Revenue Growth Analysis by Product and Service Categories and by Domestic and International Markets
Amounts in thousands (Unaudited)

	Three Months Ended
Net Revenue	September 30, 2015	September 30, 2014	Dollar Change	Percentage Change	Percentage Change from Currency[1]	Percentage Change from Acquisitions[2]	Organic Revenue Growth[3]

CAG	$344,081	$317,309	$26,772	8.4%	(5.7%)	0.9%	13.2%
Water	25,957	25,747	210	0.8%	(5.9%)	-	6.7%
LPD	30,448	33,063	(2,615)	(7.9%)	(13.4%)	-	5.5%
Other	5,901	7,404	(1,503)	(20.3%)	(0.6%)	-	(19.7%)
Total	$406,387	$383,523	$22,864	6.0%	(6.2%)	0.7%	11.5%

	Three Months Ended
Net Revenue	September 30, 2015	September 30, 2014	Dollar Change	Percentage Change	Percentage Change from Currency[1]	Percentage Change from Acquisitions[2]	Organic Revenue Growth[3]

United States	$252,076	$225,310	$26,766	11.9%	-	0.2%	11.7%
International	154,311	158,213	(3,902)	(2.5%)	(15.3%)	1.8%	11.0%
Total	$406,387	$383,523	$22,864	6.0%	(6.2%)	0.7%	11.5%

	Three Months Ended
Net CAG Revenue	September 30, 2015	September 30, 2014	Dollar Change	Percentage Change	Percentage Change from Currency[1]	Percentage Change from Acquisitions[2]	Organic Revenue Growth[3]

CAG Diagnostics recurring revenue:	$290,502	$274,367	$16,135	5.9%	(5.7%)	0.7%	10.9%
VetLab consumables	98,957	90,975	7,982	8.8%	(6.8%)	-	15.6%
VetLab service and accessories	13,675	13,537	138	1.0%	(6.1%)	-	7.1%
Rapid assay products	47,534	46,777	757	1.6%	(2.5%)	-	4.1%
Reference laboratory diagnostic and consulting services	130,336	123,078	7,258	5.9%	(6.2%)	1.6%	10.5%
CAG Diagnostics capital - instruments	25,989	18,215	7,774	42.7%	(11.7%)	-	54.4%
Customer information management and digital imaging systems	27,590	24,727	2,863	11.6%	(1.0%)	3.4%	9.2%
Net CAG revenue	$344,081	$317,309	$26,772	8.4%	(5.7%)	0.9%	13.2%

1 The percentage change from currency is a non-GAAP financial measure. This measure represents the percentage change in revenue resulting from the difference between the average exchange rates during the three months ended September 30, 2015 and the same period of the prior year applied to foreign currency-denominated revenues for the three months ended September 30, 2014.

2 The percentage change from acquisitions is a non-GAAP financial measure. This measure represents the percentage change in revenue during the three months ended September 30, 2015 compared to the three months ended September 30, 2014 attributed to acquisitions subsequent to June 30, 2014.

3 Organic revenue growth is a non-GAAP financial measure and represents the percentage change in revenue during the three months ended September 30, 2015 compared to the three months ended September 30, 2014 net of acquisitions and the effect of changes in foreign currency exchange rates.

IDEXX Laboratories, Inc. and Subsidiaries
Revenues and Revenue Growth Analysis by Product and Service Categories and by Domestic and International Markets
Amounts in thousands (Unaudited)

	Nine Months Ended
Net Revenue	September 30, 2015	September 30, 2014	Dollar Change	Percentage Change	Percentage Change from Currency[1]	Percentage Change from Acquisitions[2]	Organic Revenue Growth[3]

CAG	$1,020,232	$938,166	$82,066	8.7%	(5.7%)	0.7%	13.7%
Water	72,706	71,655	1,051	1.5%	(5.7%)	-	7.2%
LPD	93,777	104,581	(10,804)	(10.3%)	(12.5%)	-	2.2%
Other	15,492	19,446	(3,954)	(20.3%)	(0.9%)	-	(19.4%)
Total	$1,202,207	$1,133,848	$68,359	6.0%	(6.3%)	0.6%	11.7%

	Nine Months Ended
Net Revenue	September 30, 2015	September 30, 2014	Dollar Change	Percentage Change	Percentage Change from Currency[1]	Percentage Change from Acquisitions[2]	Organic Revenue Growth[3]

United States	$741,726	$658,240	$83,486	12.7%	-	0.2%	12.5%
International	460,481	475,608	(15,127)	(3.2%)	(14.9%)	1.2%	10.5%
Total	$1,202,207	$1,133,848	$68,359	6.0%	(6.3%)	0.6%	11.7%

	Nine Months Ended
Net CAG Revenue	September 30, 2015	September 30, 2014	Dollar Change	Percentage Change	Percentage Change from Currency[1]	Percentage Change from Acquisitions[2]	Organic Revenue Growth[3]

CAG Diagnostics recurring revenue:	$869,413	$807,193	$62,220	7.7%	(5.8%)	0.5%	13.0%
VetLab consumables	298,093	264,410	33,683	12.7%	(7.1%)	-	19.8%
VetLab service and accessories	41,223	40,036	1,187	3.0%	(6.3%)	-	9.3%
Rapid assay products	143,353	139,328	4,025	2.9%	(2.7%)	-	5.6%
Reference laboratory diagnostic and consulting services	386,744	363,419	23,325	6.4%	(6.2%)	1.2%	11.4%
CAG Diagnostics capital - instruments	70,166	55,799	14,367	25.7%	(11.5%)	-	37.2%
Customer information management and digital imaging systems	80,653	75,174	5,479	7.3%	(0.8%)	3.3%	4.8%
Net CAG revenue	$1,020,232	$938,166	$82,066	8.7%	(5.7%)	0.7%	13.7%

1 The percentage change from currency is a non-GAAP financial measure. This measure represents the percentage change in revenue resulting from the difference between the average exchange rates during the nine months ended September 30, 2015 and the same period of the prior year applied to foreign currency-denominated revenues for the nine months ended September 30, 2014.

2 The percentage change from acquisitions is a non-GAAP financial measure. This measure represents the percentage change in revenue during the nine months ended September 30, 2015 compared to the nine months ended September 30, 2014 attributed to acquisitions subsequent to December 31, 2013.

3 Organic revenue growth is a non-GAAP financial measure and represents the percentage change in revenue during the nine months ended September 30, 2015 compared to the nine months ended September 30, 2014 net of acquisitions and the effect of changes in foreign currency exchange rates.

IDEXX Laboratories, Inc. and Subsidiaries
Consolidated Balance Sheet
Amounts in thousands (Unaudited)

					September 30,	December 31,
					2015	2014
Assets:		Current Assets:
		Cash and cash equivalents			$ 141,150	$ 322,536
		Marketable securities			208,399	-
		Accounts receivable, net			190,904	152,380
		Inventories			192,405	160,342
		Other current assets			100,538	124,140
		Total current assets			833,396	759,398
		Property and equipment, net			320,337	303,587
		Other long-term assets, net			323,477	321,226
		Total assets			$ 1,477,210	$ 1,384,211
Liabilities and
Stockholders'
Equity (Deficit):		Current Liabilities:
		Accounts payable			$ 53,614	$ 44,743
		Accrued liabilities			203,738	195,351
		Line of credit			542,500	549,000
		Deferred revenue			24,914	31,812
		Total current liabilities			824,766	820,906
		Long-term debt			599,556	350,000
		Other long-term liabilities			91,691	95,716
		Total long-term liabilities			691,247	445,716

	Total stockholders' equity (deficit)				(38,892)	117,516
	Noncontrolling interest				89	73
	Total equity (deficit)				(38,803)	117,589
	Total liabilities and stockholders' equity (deficit)				$ 1,477,210	$ 1,384,211

IDEXX Laboratories, Inc. and Subsidiaries
Selected Balance Sheet Information(Unaudited)

		September 30,	June 30,	March 31,	December 31,	September 30,
		2015	2015	2015	2014	2014
Selected
Balance Sheet	Days sales outstanding[1]	43.8	43.7	41.6	40.6	39.2
Information:	Inventory turns[2]	1.5	1.5	1.6	1.7	1.8

[1] Days sales outstanding represents the average of the accounts receivable balances at the beginning and end of each quarter divided by revenue for that quarter, the result of which is then multiplied by 91.25 days.

[2] Inventory turns represent inventory-related cost of product sales for the twelve months preceding each quarter-end divided by the inventory balance at the end of the quarter.

IDEXX Laboratories, Inc. and Subsidiaries
Consolidated Statement of Cash Flows
Amounts in thousands (Unaudited)

		Nine Months Ended
		September 30,	September 30,
		2015	2014
Operating:	Cash Flows from Operating Activities:
	Net income	$ 147,745	$ 156,000
	Non-cash charges	72,020	51,943
	Changes in assets and liabilities	(67,253)	10,181
	Tax benefit from share-based compensation arrangements	(10,044)	(9,581)
	Net cash provided by operating activities	142,468	208,543
Investing:	Cash Flows from Investing Activities:
	Purchases of property and equipment	(67,517)	(42,504)
	Purchase of marketable securities	(231,387)	-
	Proceeds from the sale and maturities of marketable securities	24,711	-
	Acquisitions of intangible assets	-	(175)
	Proceeds from sale of equity investment	-	5,400
	Acquisitions of a business, net of cash acquired	(8,200)	(7,516)
	Net cash used by investing activities	(282,393)	(44,795)
Financing:	Cash Flows from Financing Activities:
	(Repayments) borrowings on revolving credit facilities, net	(6,500)	98,000
	Issuance of long-term debt	250,097	200,000
	Payment of notes payable	-	(1,394)
	Repurchases of common stock	(309,057)	(468,968)
	Debt issue costs	(199)	(1,357)
	Proceeds from the exercise of stock options and employee stock purchase plans	19,221	18,361
	Tax benefit from share-based compensation arrangements	10,044	9,581
	Net cash used by financing activities	(36,394)	(145,777)
	Net effect of changes in exchange rates on cash	(5,067)	(4,294)
	Net (decrease) increase in cash and cash equivalents	(181,386)	13,677
	Cash and cash equivalents, beginning of period	322,536	279,058
	Cash and cash equivalents, end of period	$ 141,150	$ 292,735

IDEXX Laboratories, Inc. and Subsidiaries
Free Cash Flow[1]
Amounts in thousands (Unaudited)
		Nine Months Ended
		September 30,	September 30,
		2015	2014
Free Cash
Flow:	Net cash provided by operating activities	$ 142,468	$ 208,543
	Financing cash flows attributable to tax benefits from share-based compensation arrangements	10,044	9,581
	Investing cash flows attributable to purchases of property and equipment	(67,516)	(42,504)
	Free cash flow	$ 84,996	$ 175,620

1 Free cash flow is a non-GAAP financial measure and is calculated from cash generated from operations, excluding tax benefits attributable to share-based compensation arrangements, reduced by the Company's investments in fixed assets. Management believes free cash flow is a useful measure because it indicates the cash the operations of the business are generating after appropriate reinvestment for recurring investments in fixed assets that are required to operate the business. Management also believes this is a common financial measure useful to further evaluate the results of operations.

IDEXX Laboratories, Inc. and Subsidiaries
Common Stock Repurchases
Amounts in thousands except per share data (Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,	September 30,	September 30,	September 30,
	2015	2014	2015	2014
Share repurchases during the period	1,215	4,395	4,411	7,578
Average price paid per share[1]	$ 70.89	$ 61.99	$ 72.15	$ 62.59

[1] Shares repurchased on and before June 15, 2015 and the associated average cost per share have been adjusted to reflect the June 2015 two-for-one stock split.  Actual shares repurchased and acquired through employee surrender were 1,215,000 and 2,996,000 for the three and nine months ended September 30, 2015, respectively, and 2,198,000 and 3,789,000 for the three and nine months ended September 30, 2014, respectively.

Shares remaining under repurchase authorization as of September 30, 2015 totaled 8,119,415.

Share repurchases include shares surrendered by employees in payment for the minimum required withholding taxes due on the vesting of restricted stock units and the settlement of deferred stock units.

Contact: Ed Garber, Director, Investor Relations, 1-207-556-8155

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